EXHIBIT 23.01

   Report on Financial Statement Schedule and Consent of Independent Auditors


The Board of Directors
Electronic Arts Inc.:

The audits referred to in our report dated April 28, 2000, include the related financial statement schedules as of March 31, 2000, and for each of the years in the three-year period ended March 31, 2000, included in Electronic Arts Inc.'s annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 33-66836, 33-55212, 33-53302, 33-41955, 33-82166, 33-61781, 33-61783,
333-09683,  333-09893,  333-32239,  333-32771,  333-46937, 333-60513, 333-60517,
333-84215, 333-39430 and 333-39432) on Form S-8 of Electronic Arts Inc. of our report dated April 28, 2000 relating to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, and the related financial statement schedules, which reports appear in the March 31, 2000, annual report on Form 10-K of Electronic Arts Inc.


                                                                        KPMG LLP


Mountain View, California
June 28, 2000